EXHIBIT 3.1(b)

APPROVED by the Division of Corporations                        RECEIVED
and  Commercial  Code  of the Utah State                   1985 FEB 26 PM 1:55
Department   of   Business    Regulation                DIVISION OF CORPORATIONS
on  this 26th day of February A.D. 1985                      STATE OF UTAH

Corporate Documents Examiner: MC

Fees paid: $100.00

                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                              PROFITEER CORPORATION

     WHEREAS, there was issued by the Secretary of State a Charter dated January 2, 1979, constituting and creating PROFITEER CORPORATION, a corporation organized under the laws of this state with its principal place of business in Salt Lake City, Utah.

     The undersigned, President of PROFITEER CORPORATION, hereby certifies that ten (10) days notice was given each shareholder by mail or personal contact, of the meeting of the shareholders which was held on August 1, 1984, which notice stated the time and place of the meeting and the purpose thereof.

     And further, that the meeting was duly held pursuant to such notice. At the time of the meeting there were 50,000,000 shares outstanding and entitled to vote, 37,845,500 shares present in person or by proxy and that shares voted in favor of, 352,750 shares voting against, amending the Articles of Incorporation as follows:

     That Article IV, be amended and changed to read as follows:

     Authorized Shares.

     Section 1. The aggregate number of shares which the corporation shall have the authority to issue is 200,000,000 shares having a par value of $0.001 (OneMill-1/10 cent) per share. The stock shall be designated as class "A" Voting common stock and shall be the same class and shall have the same rights and preferences. The stock of the corporation shall be nonassessable. Fully paid stock of this corporation shall not be liable to any further call or assessment. The total capitalization shall be $200,000.00.

     Section 2. The shares of class "A" common stock shall not be divided into classes and may not be issued in series.

     And further, your petitioners certify that they have complied in all respects with Sections 16-10-54 through 16-10-60, Utah Code Annotated, 1953 as amended.

     WHEREFORE, they pray that the Articles of Incorporation of PROFITEER CORPORATION be so amended.

DATED this 2nd day of September, 1984.

                                        David R. Yeaman
                                        ----------------------------------------
                                        David R. Yeaman, President

Cynthia S. Brown
--------------------------------------
Cynthia S. Brown, Secretary

STATE OF UTAH                       )
                                    :   ss
County of Salt Lake                 )

     On this 2nd day of September, 1984, before me, a notary public, personally appeared David R. Yeaman and Cynthia S. Brown, known to me to be the persons whose names are subscribed to the within document, and acknowledge that they executed the same.

                                        [SIGNATURE ILLEGIBLE]
                                        ----------------------------------------
                                        Notary Public
                                        Residing at: Salt Lake City, Utah.

My Commission Expires: 11-18-87